Exhibit 99

News Release

For more information contact:

William R. Rakes, Chairman, 540-983-9374

Susan K. Still, President and CEO, 540-278-1705

HomeTown Bankshares Declares Dividend and Elects Directors

Roanoke, VA May 18, 2010

HomeTown Bankshares Corporation announced at its annual shareholder’s meeting that the Board of Directors voted to declare a 10% stock dividend. The dividend will be paid to shareholders of record as of June 18, 2010 and will be paid on July 19, 2010. The dividend will increase shares outstanding by approximately 294,500. William R. Rakes, Chairman of the Company’s Board of Directors, commented “We are pleased our board has voted to declare a stock dividend for our shareholders. In declaring the stock dividend, the Board of Directors wants to recognize and reward the loyalty and confidence of its ownership base. This dividend is evidence of our belief in the strength of our Company and our faith in the communities we serve.”

Susan K. Still, President and Chief Executive Officer told the shareholders “As we approach our first five years of operation, we are very pleased with the progress of HomeTown Bankshares Corporation, particularly in such a difficult economy. This progress has been realized due to the outstanding support of our customers and shareholders, as well as the commitment of our employees and the dedication of our Board of Directors.”

The shareholders elected eight directors to serve terms of up to three years. The directors elected are William R. Rakes, Susan K. Still, George B. Cartledge, Jr., Warner Dalhouse, Victor F. Foti, Daniel D. Hamrick, Edward G. Murphy and James M. Turner, Jr.

HomeTown Bankshares Corporation is the holding company of HomeTown Bank which offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.